Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone 404.885.3900 facsimile troutmansanders.com
April 20, 2010
SQN Alternative Investment Fund III, L.P.
c/o SQN AIF III GP, LLC
48 Wall Street
24th Floor
New York, New York 10005
     RE:   Registration Statement on Form S-1
Gentlemen:
     We have acted as counsel to SQN Alternative Investment Fund III, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration of up to 50,000 limited partner units (the “Units”) covered by the Registration Statement on Form S-1 and all amendments thereto, including any post-effective amendments (collectively referred to as the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). This opinion letter is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion, including, without limitation, the Registration Statement and the related form of prospectus included therein, (including, without limitation, the form of Amended and Restated Agreement of Limited Partnership of the Partnership attached thereto as Appendix A (the “Partnership Agreement”) and the form of Subscription Agreement attached thereto as Appendix C) as filed with the SEC. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.
     Based upon the foregoing examination, we are of the opinion that the Units, when issued and sold in accordance with the Partnership Agreement and the Registration Statement, at the time it becomes effective with the Commission, will be validly issued, fully paid and nonassessable.
ATLANTA            CHICAGO            HONG KONG            LONDON            NEW YORK             NEWARK            NORFOLK            ORANGE COUNTY
RALEIGH            RICHMOND            SAN DIEGO            SHANGHAI            TYSONS CORNER            VIRGINIA BEACH            WASHINGTON, DC

     This opinion letter is based as to matters of law solely upon the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Section 17-101, et seq., and we express no opinion herein as to any other laws, statutes, regulations or ordinances.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our name wherever it appears in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder. This opinion may not be relied upon by you for any other purpose, or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.
Very truly yours,
/s/ Troutman Sanders LLP
TROUTMAN SANDERS LLP